Filed pursuant to Rule 424(b)(3)

Registration No. 333-182158

PROSPECTUS

UniTek Global Services, Inc.

2,105,002 Shares of Common Stock

This prospectus relates to the resale or other disposition by certain Selling Stockholders identified in this prospectus, or their transferees, of up to an aggregate of 2,105,002 outstanding shares of common stock. The shares of common stock were issued and sold to the Selling Stockholders pursuant to an Asset Purchase Agreement, dated as of March 30, 2011, as amended on March 28, 2012, between UniTek Global Services, Inc., the Selling Stockholders and the other parties thereto.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby.

Our common stock is traded on the NASDAQ Global Market under the symbol “UNTK.” On June 14, 2012, the last reported sale price for our common stock on the NASDAQ Global Market was $2.63 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The Selling Stockholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” on page 7 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND ADDITIONAL INFORMATION	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
PROSPECTUS SUMMARY	5
RISK FACTORS	7
USE OF PROCEEDS	8
RETROSPECTIVELY REVISED FINANCIAL INFORMATION FOR ADOPTION OF A NEW ACCOUNTING STANDARD (UNAUDITED)	9
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration or continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the Selling Stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “UniTek,” “we,” “Company,” “us,” or “our” refer to UniTek Global Services, Inc. and its consolidated subsidiaries, and references to “Selling Stockholders” refer to those stockholders listed herein under “Selling Stockholders,” and their transferees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov which contains reports, proxy statements and other information that we file electronically with the SEC. You may also review such reports, proxy statements and other documents we file with the SEC on our website at http://www.unitekglobalservices.com. Information included on our website is not a part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to other documents that have been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on March 7, 2012;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2012, filed with the SEC on May 9, 2012;

•	our Current Reports on Form 8-K, filed with the SEC on January 6, 2012, January 17, 2012, March 7, 2012, April 3, 2012, April 9, 2012, May 9, 2012, May 25, 2012 and June 12, 2012; and

•	the description of our common stock in our registration statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on September 14, 2010 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

UniTek Global Services, Inc.

1777 Sentry Parkway West

Gwynedd Hall, Suite 302

Blue Bell, Pennsylvania 19422

(267) 464-1700

Attention: Ronald J. Lejman, Co-Manager of the Interim Office of the CEO, Chief Financial Officer and Treasurer

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information included in this prospectus or incorporated by reference herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act, the attainment of which involves various risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expects,” “believes,” “estimates,” “anticipates,” “planned,” “scheduled,” “continue” or similar terms, variations of those terms or the negative of those terms.

These forward-looking statements are based on assumptions that we have made in light of our experience in the industry in which we operate, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and cause actual results to differ materially from those in the forward-looking statements. These factors include, among other things:

•	our financial condition and strategic direction;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the potential generation of future revenues and/or earnings and our ability to manage and control costs;

•	changes in our ability to adequately staff our service offerings;

•	opportunities for us from new and emerging technologies in our industries;

•	changes in our ability to obtain additional financing and the potential for restrictive covenants within our credit agreements;

•	our growth strategy and our ability to consummate acquisitions and integrate them into our existing operations;

•	trends in the satellite television, broadband cable and telecommunications industries;

•	key drivers of change in our business, as identified in this prospectus;

•	our competitive position and the competitive landscape;

•	shortages in fuel supply or increases in fuel prices that could increase operating expense; and

•	other statements that contain words like “may”, “will”, “expects”, “believes”, “estimates”, “anticipates”, “planned”, “scheduled”, “continue” and similar expressions that are also used to identify forward-looking statements.

It is important to note that all of our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as risks:

•	related to a concentration in revenues from a small number of customers;

•	associated with the consolidation of our customers and competition;

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•	associated with competition in the satellite television, broadband cable and telecommunications industries;

•	related to the current transition within our executive leadership team;

•	that we will not be able to generate positive cash flow; and

•	that we may not be able to obtain additional financing.

This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize or fail to materialize, or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, without limitation, those discussed elsewhere in this prospectus. It is important not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

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PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus as described in that section, and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

We are a leading full-service provider of permanently outsourced infrastructure services, offering an end-to-end suite of technical services to the wireless and wireline telecommunications, satellite television and broadband cable industries in the United States and Canada. Our services include network engineering and design, construction and project management, comprehensive installation and fulfillment, wireless telecommunication infrastructure services, and wireless system integration for public safety and land mobile radio applications. Our customers, which are primarily large telecommunications, satellite television, cable companies and municipalities and related agencies, utilize our services to build and maintain their infrastructure and networks, and to provide residential and commercial fulfillment services. These services are critical to our customers’ ability to deliver voice, video and data services to their end users. The majority of our services are performed under long-term master agreements.

Our operating philosophy promotes a culture of visibility and accountability and is focused on achieving efficiencies and surpassing each customer’s performance standards. We rely on ever-evolving technology solutions to consistently differentiate us from our competitors through enhanced levels of customer satisfaction and operational achievement. The focus on superior systems and processes enables exceptional technician management, our core differentiator across all business lines, to exceed industry standards and customer expectations. All of our operating subsidiaries utilize our shared services platform, which consists of accounting, administrative, fleet management, insurance, safety, legal and corporate resources at our corporate headquarters. Additionally, we have developed a standardized set of technology enabled, real-time monitoring and reporting capabilities, which we refer to as our Premium Real-time Operating System, or “PROS.” We rely on PROS to provide detailed, real-time reports on various performance metrics. We believe this enables management to respond rapidly to optimize operational performance. By maintaining a centralized, technology-enabled shared services function, we believe we can better manage our business, control costs, and apply universal financial and operational controls and procedures. Our shared services platform has been engineered to be highly scalable and we believe that it can support a large increase in business without significant modifications.

Corporate Information

On January 27, 2010, Berliner Communications, Inc., or “Berliner,” BCI East, Inc., a Delaware corporation and a wholly owned subsidiary of Berliner, or “BCI East,” and UniTek Holdings, Inc., or “Holdings,” entered into an Agreement and Plan of Merger, pursuant to which BCI East merged with and into Holdings and Holdings became a wholly owned subsidiary of Berliner, or the “Merger.” For accounting purposes, Holdings was considered the accounting acquirer, however, the Merger was structured so that Berliner was the surviving entity. As a result, the Berliner assets and liabilities as of January 27, 2010, the effective time of the Merger, have been incorporated into our balance sheets based on the fair market value of the assets acquired. Further, our results of operations reflect the operating results of Holdings before the Merger and the combined entity after the effective date of the Merger. Upon the completion of the Merger, Berliner changed its fiscal year end from June 30 to December 31. On June 4, 2010, Berliner changed its name to UniTek Global Services, Inc.

Our principal executive offices are located at 1777 Sentry Parkway West, Blue Bell, Pennsylvania, 19422 and our telephone number is (267) 464-1700. Our website address is www.unitekglobalservices.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

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Acquisition of Pinnacle

On March 30, 2011, we entered into an Asset Purchase Agreement, or the “Purchase Agreement,” with Pinnacle Wireless, Inc., or “Pinnacle,” Current Flow Technologies Corporation, or “CFT,” and the Selling Stockholders. (Pinnacle, CFT and the Selling Stockholders are collectively referred to as the “Sellers”). Pursuant to the Purchase Agreement and subject to the conditions set forth therein, UniTek purchased substantially all of the assets of Pinnacle and CFT, the “Acquisition.” The Acquisition was closed on April 15, 2011, or the “Closing.”

In accordance with the Purchase Agreement, we agreed to pay the Sellers an aggregate purchase price of up to $50.7 million, subject to certain conditions and adjustments as set forth in the Purchase Agreement, consisting of a base purchase price of $20.7 million and earn-out payments of up to $30.0 million. The base purchase price of $20.7 million consisted of $12.7 million in cash and $8.0 million in shares of our common stock, par value $0.00002 per share. The number of shares of common stock was determined using the volume-weighted average of the closing prices of the common stock as quoted on the Nasdaq Global Market for the twenty (20) days prior to March 31, 2011, which was $8.65 per share, resulting in the issuance of 924,856 shares of the our common stock. Of the consideration paid in shares of our common stock, 578,037 shares were delivered to the Sellers at closing and 346,819 shares were delivered to an escrow agent, which were held until their release to the Sellers in December 2011 in accordance with the terms of the Purchase Agreement. The earn-out payments are based upon the achievement of incremental earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance targets defined in the Purchase Agreement. Per the original agreement, the earn-out payments of up to $30.0 million would be payable 60% in cash and 40% in shares of our common stock, for which the number of shares of common stock will be determined using the volume-weighted average of the closing prices of the common stock as quoted on the Nasdaq Global Market for the twenty (20) days prior to the EBITDA measurement date giving rise to the earn-out payment being made.

On March 28, 2012, the Company entered into Amendment No. 1 (the “Amendment”) to the Asset Purchase Agreement. The Amendment limits the total number of shares of UniTek common stock that may be issued pursuant to the Asset Purchase Agreement, including the shares issued as part of the initial payment of the purchase price and the shares that may be issued pursuant to the earn-out, to 3,029,856, which equals 19.99% of the shares of the Company’s common stock outstanding on the date of the Asset Purchase Agreement. The Amendment provides that in the event the limitations set forth in the preceding sentence results in a decrease in the number of the shares of common stock that would otherwise be issued as part of any earn-out payment, the cash portion of such earn-out shall be increased by an amount equal to the dollar value, as determined in accordance with the Purchase Agreement, of the shares not otherwise issued. As a result of this provision, the cash portion of the earn-out was increased by $4.3 million.

We also entered into a Registration Rights Agreement, or the “Registration Rights Agreement,” dated as of April 15, 2011 with the Selling Stockholders. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 60 days of the Closing, to register the resale of the shares of common stock issued in the Acquisition to the Selling Stockholders. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. We have agreed to register with the SEC the shares of common stock issued as consideration in the Acquisition for resale.

The above descriptions of the Purchase Agreement, the Amendment and the Registration Rights Agreement are qualified in their entirety by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 21, 2011, and Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2012, and the above description is qualified in its entirety by reference to these documents.

The shares of common stock issued as part of the Acquisition were issued by us pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act.

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

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RETROSPECTIVELY REVISED FINANCIAL INFORMATION FOR ADOPTION OF A NEW ACCOUNTING STANDARD (UNAUDITED)

As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (filed with the Securities and Exchange Commission on May 9, 2012), effective January 1, 2012, we adopted Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income (ASU 2011-05), and ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12).

ASU 2011-05 amends Accounting Standards Codification Topic 220, Comprehensive Income, and eliminates the option to report other comprehensive income and its components in the statement of changes in shareholders’ equity. The ASU allows an entity an option to present the components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income (loss), or in two separate, but consecutive, statements. We have elected to present the components of net income (loss) and other comprehensive income (loss) in one continuous statement.

ASU 2011-12 defers the requirement to separately present on the face of the statement of operations or statement of comprehensive income (loss) reclassification adjustments for items that are reclassified from other comprehensive income (loss) to net income (loss). The adoption of ASU 2011-05 and ASU 2011-12 did not change our consolidated results of operations, financial condition or cash flows for any periods.

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The following table presents the retrospective application of ASU 2011-05, as revised by ASU 2011-12, on our consolidated statements of operations for each of the years ended December 31, 2011, 2010 and 2009 and should be read in conjunction with the information in our 2011 Form 10-K (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Revenues	$432,321	$398,949	$278,098
Cost of revenues	347,728	333,355	237,350
Gross profit	84,593	65,594	40,748
Selling, general and administrative expenses	48,383	39,296	26,860
Change in fair value of contingent consideration	3,600	—	—
Restructuring charges	—	991	—
Asset impairment	—	—	38,431
Depreciation and amortization	26,335	26,956	26,878
Operating income (loss)	6,275	(1,649)	(51,421)
Interest expense	13,900	23,967	18,825
Loss on extinguishment of debt	3,466	1,677	—
Other (income) expense, net	(648)	4	284
Loss from continuing operations before income taxes	(10,443)	(27,297)	(70,530)
Income tax (expense) benefit	(4,289)	(1,902)	4,743
Loss from continuing operations	(14,732)	(29,199)	(65,787)
(Loss) income from discontinued operations	(835)	(1,382)	181
Net loss	(15,567)	(30,581)	(65,606)
Other items attributable to common stockholders:
Accretion of Series B Convertible Preferred Stock to Liquidation Value	—	13,262	—
Deemed dividend on Series B Convertible Preferred Stock	—	1,844	—
Net loss attributable to common stockholders	$(15,567)	$(45,687)	$(65,606)
Net (loss) income attributable to common stockholders per share – basic and diluted:
Continuing operations	$(0.93)	$(11.09)	$(33.77)
Discontinued operations	(0.05)	(0.34)	0.09
Net loss	$(0.98)	$(11.43)	$(33.68)

Net loss	$(15,567)	$(30,581)	$(65,606)
Other comprehensive (loss) income:
Foreign currency (loss) gain	(146)	104	244
Comprehensive loss	$(15,713)	$(30,477)	$(65,362)

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SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest to sell or otherwise dispose of, from time to time, up to an aggregate of 2,105,002 shares of common stock issued in connection with the Acquisition. The table below presents information regarding the Selling Stockholders, the shares of common stock beneficially owned prior to this offering and the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus.

We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the Selling Stockholders.

	Beneficial Ownership (1)
Name of Selling Stockholder (2)	Number of Shares Beneficially Owned Prior to the Offering (3)	Number of Shares Offered Hereby (3)	Number of Shares Beneficially Owned After the Offering (4)	Percent of Class (1)
Michael Hayford	817,962	561,334	256,628	3.0%
Timothy Walters	807,962	561,334	246,628	3.0%
Christopher Love	807,962	561,334	246,628	3.0%
Michael Rubenstein	302,986	210,500	92,486	1.1%
Manny Medina	302,986	210,500	92,486	1.1%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and includes any securities that grant the Selling Stockholder the right to acquire shares of common stock within 60 days of June 13, 2012. Percentage ownership is based on 18,789,437 shares of common stock issued and outstanding as of June 13, 2012. “Percent of Class” reflects the “Number of Shares Offered Hereby” as a percentage of the 18,789,437 shares of common stock issued and outstanding as of June 13, 2012.
(2)	Unless otherwise indicated, this table is based on information supplied to us by the Selling Stockholders and certain of our records.
(3)	All 2,105,002 shares of common stock offered pursuant to this prospectus were acquired as a result of an earn-out payment received on June 11, 2012 in connection with the Acquisition.
(4)	This column assumes the sale of all shares of common stock offered pursuant to this prospectus.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued in the Acquisition to permit the resale of the shares of common stock by the Selling Stockholders. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of UniTek Global Services, Inc. and subsidiaries appearing in UniTek Global Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of UniTek Global Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and UniTek Global Services, Inc. and subsidiaries’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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